Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Pharvaris N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, nominal value €0.12 per share

Fees to Be Paid	Debt	Debt Securities(4)

Fees to Be Paid	Other	Warrants

Fees to Be Paid	Other	Purchase Contracts

Fees to Be Paid	Other Unallocated (Universal) Shelf	Units	Rule 457(o)	(1)	(2)	$350,000,000	$92.70	$32,445

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$350,000,000		$32,445

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$32,445

(1)

There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $350,000,000. Also includes such indeterminate number of securities of the registrant as may be issued upon exercise, conversion or exchange of these securities. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities.

(2)

The proposed maximum aggregate price per unit of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended, or the Securities Act.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act with respect to the securities to be sold by the registrant. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $350,000,000.

(4)

If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $350,000,000, less the aggregate dollar amount of all securities previously issued hereunder.